Exhibit 10(g)
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Compensation of Named Executive Officers

         Base Salary
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         The base salary of Morris L. Maurer and Philip B. Roby are each reviewed individually by the Compensation Committee, the review includes an analysis of the performance of the Corporation and the Bank. In addition, the review includes, among other things, an analysis of the individual's performance during the past fiscal year, focusing primarily upon the following aspects of the individual's job or characteristics of the individual exhibited during the most recent fiscal year: quality and quantity of work; supervisory skills; dependability; initiative; attendance; overall skill level; and overall value to the Corporation.

         The base salary for Debra L. Ross is determined by the Chief Executive Officer of the Corporation. For 2005, Debra L. Ross will receive a base salary of $140,000. The salaries of Messrs. Maurer and Roby have historically been adjusted on July 1 of each year. Messrs. Maurer and Roby will receive a base salary of $264,000 and $233,000, respectively, until June 30, 2005. At that time, the Compensation Committee may determine to adjust the respective salaries.

         Bonus Amounts
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         For 2005, the Board of Directors are expected to approve an incentive bonus plan ("Incentive Bonus Plan") for all employees of the Bank. Under the terms of the Incentive Bonus Plan, all employees will be entitled to receive a bonus of up to certain percentage of their salary, depending upon the amount, if any, by which the Bank exceeded its profit plan.

         Employees, other than Morris L. Maurer and Philip B. Roby, will also be entitled to participate in the 2005 Discretionary Bonus Plan. Under this plan, all eligible employees, including Debra L. Ross, may receive a bonus as determined in the discretion of Messrs. Maurer and Roby. These amounts are determined by a comparison of the specific employee's goals and objectives with actual performance.

         An additional bonus amount will also be established for the 2005 Top Management Bonus Plan for Morris L. Maurer and Philip B. Roby. Bonuses are paid from this plan for exceptional individual performance in areas considered critical to the success of the Corporation and the Bank. This bonus will be based upon a review of compensation levels in other financial institutions similar in size to the Corporation and the Bank; a comparison of the Corporation's performance compared to the 2005 goals for growth in assets, loans, "wealth management" assets under management, and net income; and, consideration of non-financial performance, including the results of regulatory examinations.

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          Stock Plans
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         The 1993 Employees' Stock Option Plan provides for the grant of
"incentive stock options" within the meaning of Section 422 of the Internal Revenue Code and the grant of nonqualified stock options (the "Plan"). The Plan provides for the award of stock options to elected officers and key employees of the Corporation and its subsidiaries, including the Bank, which currently is the Corporation's only subsidiary. The exercise price for all options granted under the Plan will not be less than the greater of $10.00 or the fair market value of the Shares on the date of grant. The Plan will expire on May 31, 2008. Options may be granted under the Plan only to officers and other key employees who are in positions to make significant contributions to the success of the Corporation. Options are exercisable in whole or in part upon such terms and conditions as may be determined by the Compensation Committee, but in no event will any incentive stock options be exercisable later than ten years after date of grant.

         The 1993 Restricted Stock Plan provides for the outright grant of shares, subject to the vesting schedule set forth in the agreement between the recipient and the Administrative Committee of the Restricted Stock Plan, to officers of the Corporation and the Bank. Grants under the Restricted Stock Plan may be made only to officers who are in position to make significant contributions to the success of the Corporation.

         Other Compensation Plans
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         The Corporation also has adopted certain broad-based employee benefit plans for all employees. Senior executives are permitted to participate in these plans on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amount that may be contributed or the benefits that may be payable under the plans. These plans include such customary employee benefit plans as medical insurance, life insurance, and a 401(k) plan.

         The Corporation sponsors The National Bank of Indianapolis Corporation 401(k) Savings Plan for the benefit of substantially all of the employees of the Corporation and its subsidiaries. All employees of the Corporation and its subsidiaries become participants in the 401(k) Plan after completing one year of service for the Corporation or its subsidiaries and attaining age 21.




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